UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 26, 2008

W. R. GRACE & CO.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-13953	65-0773649
(Commission File Number)	(IRS Employer Identification No.)

7500 Grace Drive
Columbia, Maryland	21044
(Address of Principal Executive Offices)	(Zip Code)

(410) 531-4000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

W.R. GRACE & CO.

FORM 8-K

CURRENT REPORT

Item 5.02.           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 26, 2008, the United States Bankruptcy Court for the District of Delaware approved the terms of the W. R. Grace & Co. (“Grace”) 2008-2010 Long-Term Incentive Program (“2008 LTIP”) for officers, including all executive officers, and certain other key employees of Grace.  The LTIP will cover approximately 200 employees worldwide.  Awards under the 2008 LTIP are payable in cash and options to purchase Grace Common Stock.  The stock option portion is to be issued on the terms and conditions of the Grace 2000 Stock Incentive Plan, as amended.  The cash portion is to be payable based on the extent to which Grace achieves core earnings before interest and taxes targets over the three-year performance period.  Employees who become entitled to cash award payments under the 2008 LTIP will generally be paid in two installments:  one in the first quarter of 2010 (as partial payment based on performance for the first two years of the three-year performance period), and the other in the first quarter of 2011 (which will consider performance for the complete three-year performance period and will be offset by the amount of the prior installment).  The pool available to fund the cash portion of the 2008 LTIP is $5.9 million (assuming Grace performs at the target level).  The remaining value of the awards ($9.9 million) will comprise the stock option portion.  The aggregate value available for the cash and stock option portions of the 2008 LTIP represents an increase of $4 million over the pool available to fund the 2007-2009 Long-Term Incentive Program (2007 LTIP) (assuming Grace performs at the target level) which is a cash-only program. The 2008 and 2007 LTIP amounts exclude awards to the Chief Executive Officer that are governed by his employment agreement. The Grace Board of Directors has discretion to interpret, amend, implement and terminate the 2008 LTIP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned, thereunto duly authorized.

W. R. GRACE & CO.
(Registrant)

	By	/s/ Mark A. Shelnitz
Mark A. Shelnitz
Secretary

Dated: September 2, 2008